                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              CIPSCO INCORPORATED
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                              CIPSCO INCORPORATED
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:
- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
- --------------------------------------------------------------------------------

     (3) Filing party:
- --------------------------------------------------------------------------------

     (4) Date filed:
- --------------------------------------------------------------------------------
- -------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

                   NOTICE OF ANNUAL MEETING

                   OF SHAREHOLDERS

                   -------------------------------------------------------------
[CIPSCO LOGO]

607 East Adams Street
Springfield, Illinois 62739
                        The annual meeting of shareholders of CIPSCO
                   Incorporated (the "Company") will be held at the Springfield Hilton, Seventh and Adams Streets, Springfield, Illinois, on April 27, 1994, at 10:00 AM, for the purpose of considering and voting with respect to the following matters:

                       (1) the election of a Board of nine directors;

                       (2) the approval of the appointment by the Board of
                            Directors of Arthur Andersen & Co. as independent public accountants for 1994;

                       (3) the transaction of such other business as may
                            properly come before the meeting; and

                       (4) the consideration, if presented at the meeting, of
                            shareholder proposals, as set forth in the attached Proxy Statement.

                        Reference is made to the attached Proxy Statement for
                   further information with respect to the foregoing.

                        Only shareholders of the Company of record on its books
                   at the close of business on March 1, 1994, are entitled to vote at the meeting. All such shareholders are urged to be present in person, or represented by proxy, at the meeting.

                        A copy of the Company's Annual Report to Shareholders
                   for the year 1993 has been mailed to each shareholder of the Company of record on its books.

                                                By order of the Board of
                                                Directors,

                                                         R. W. Jackson,
                                                   Senior Vice President and
                                                           Secretary

                   March 16, 1994

                        All shareholders, even if they plan to attend the
                   meeting in person, are urged to vote, date and sign their proxies and return them to the Company in the enclosed envelope as promptly as possible. The Board of Directors encourages all shareholders to be represented at the meeting, whether their shareholdings are small or large.

                              CIPSCO INCORPORATED
                             607 East Adams Street
                          Springfield, Illinois 62739
                                  217/523-3600

                                 MARCH 16, 1994

                          PROXY STATEMENT RELATING TO
                      1994 ANNUAL MEETING OF SHAREHOLDERS

                                  INTRODUCTION

     GENERAL. The purposes of the meeting are set forth in the attached Notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the initial solicitation of proxies by mail beginning on or about March 16, 1994, certain officers, directors and employees of the Company may solicit proxies by correspondence, telephone, telegraph, telecopy, other electronic means or in person, but without extra compensation. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals. In addition, Morrow & Co., Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies. Such solicitation may be made by mail, telecommunication or in person. The estimated aggregate cost of the services of Morrow & Co., Inc. for soliciting proxies for the Company is $6,500.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER ENTITLED TO VOTE AT THE MEETING WHO MAKES A WRITTEN REQUEST THEREFOR, A COPY OF THE COMPANY'S 1993 ANNUAL REPORT ON FORM 10-K (OTHER THAN CERTAIN EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. WRITTEN REQUESTS FOR A COPY OF THE REPORT SHOULD BE DIRECTED TO CORPORATE SECRETARY, CIPSCO INCORPORATED, 607 EAST ADAMS STREET, SPRINGFIELD, ILLINOIS 62739.

     HOLDING COMPANY. In 1990 the Company became the parent holding company of Central Illinois Public Service Company ("CIPS").

     VOTING. The voting securities of the Company outstanding on the record date stated below consisted of 34,107,706 shares of Common Stock, without par value.

     Only shareholders of record on the Company books at the close of business on March 1, 1994, are entitled to notice of and to vote at the meeting. At such meeting, each such shareholder is entitled to one vote, for each share of Common Stock of the Company held, on each matter submitted to a vote at the meeting, except that in the election of directors, each such shareholder is entitled to vote cumulatively and therefore may give one nominee for election as many votes as shall equal the number of directors to be elected multiplied by the number of shares held by such shareholder, or may distribute such votes among any two or more nominees. The proxies solicited herewith seek discretionary authority to cast cumulative votes in the election of directors.

     Any shareholder may vote his or her shares either in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect the right to vote shares if the shareholder attends the meeting and desires to vote in person. Prior to the voting of a proxy, it may be revoked by the shareholder by delivering written notice of revocation to the Secretary of the Company, by executing a subsequent proxy or by voting in person at the meeting. All shares represented by effective proxies on the enclosed form of proxy, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

     A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of such matter at the meeting. If a quorum is present, the nine persons receiving the greatest number of votes, based on cumulative voting, will be elected as directors and the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter will be sufficient to take action on a matter that may properly come before the meeting (unless a higher vote is required by law).

     Abstentions will be counted in determining the quorum in attendance for all matters and will be included in the total number of shares represented and voting on a matter.

     Broker non-votes will not be considered as represented at the meeting on those matters for which no instructions from the shareholder have been given to the broker. Accordingly, for any matter which requires the vote of a percentage of shares represented at the meeting, broker non-votes will have no effect on the outcome.

     Each participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan") or the CIPS Employee Stock Ownership Plan (the "ESOP"), Employee Long-Term Savings Plan, Employee Long-Term Savings Plan-IUOE No. 148 or Employee Long-Term Savings Plan-IBEW No. 702 (the "Savings Plans") will receive a form of proxy by which such participant may direct the respective agent or trustee under such Plan as to the manner of voting shares credited to the participant's account under such Plan. Shareholders of record who are participants in the Reinvestment Plan will receive one form of proxy which will be deemed to include shares held of record and shares held under the Reinvestment Plan. If a participant in any of the Savings Plans does not return a proxy by April 22, 1994, the trustee under such Plans may, in its discretion, vote such participant's shares under such Plan unless the participant votes in person at the meeting. A participant in the Reinvestment Plan, the ESOP or any Savings Plan wishing to vote in person at the meeting may obtain a proxy for shares credited to his account under such Plan by making a written request therefor by April 15, 1994 as follows: for the Reinvestment Plan to Illinois Stock Transfer Company, 223 West Jackson Boulevard, Chicago, Illinois 60606; for the ESOP or Savings Plans to Boston Safe Deposit and Trust Company, Attention:
Chris D. Kuhn, One Boston Place, Boston, Massachusetts 02116.

     PROPOSALS OF SHAREHOLDERS. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1995 annual meeting of shareholders of the Company must be received at the principal executive office of the Company no later than November 16, 1994, in order to be eligible to be considered for inclusion in the proxy materials relating to that meeting.

     VOTING SECURITIES BENEFICIALLY OWNED BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS. The directors, nominees and executive officers of the Company and CIPS owned beneficially at February 1, 1994, an aggregate of 48,318 shares of Common Stock of the Company representing 0.14% of the outstanding Common Stock and one share of Preferred Stock of CIPS representing less than 0.01% of the outstanding Preferred Stock. To the Company's knowledge, the only beneficial owner of more than 5% of the Company's Common Stock as of December 31, 1993 was Franklin Resources, Inc., which, together with certain affiliates, owned beneficially 2,139,400 shares or 6.3%. This information is based solely upon information set forth in the Company's shareholder records and in statements filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 wherein Franklin Resources, Inc. maintains that it and its affiliates are not a "group" within the meaning of applicable regulations. The Company understands that such shares may be held by or for mutual fund affiliates of Franklin Resources, Inc.

                             ELECTION OF DIRECTORS

DIRECTOR INFORMATION

     Nine directors are to be elected at the meeting. Barring unforeseen contingencies, and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of William J. Alley, Clifford L. Greenwalt, John L. Heath, Robert W. Jackson, Gordon R. Lohman, Hanne M. Merriman, Donald G. Raymer, Thomas L. Shade and James W. Wogsland as directors of the Company, to hold office until the next annual meeting of shareholders of the Company or until their respective successors shall have been duly elected and qualified. Each of the nominees is a director of the Company. Each of the directors of the Company has served continuously as such and has served as a director of CIPS, in each case, since his or her election in the respective years indicated below. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of the above nominees shall be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated.

     Effective April 27, 1994, the number of directors constituting the Board will be reduced to nine from 10. Under the policy adopted by the Board of Directors with respect to the age of directors, Mr. Robert S. Eckley, who has been a director of CIPS since 1973 and the Company since it became the holding company of CIPS in 1990, will retire and not stand for reelection as director at the meeting. His position will not be filled as a result in the reduction in the size of the Board.

     The following information is given with respect to the nominees for election as directors:

WILLIAM J. ALLEY
     Principal occupation:            Chairman of the Board and Chief Executive Officer of
                                      American Brands, Inc. (diversified manufacturing and
                                      other businesses), Old Greenwich, Connecticut.
     Age:                             64
     Served as a director of
       the Company since:             1990
     Served as a director of
       CIPS since:                    1974
     Shares beneficially owned
       at February 1, 1994:           1,422 shares of Common Stock. In addition, Mr. Alley's
                                      account in the directors' deferred compensation plan
                                      described below holds the equivalent of 3,792 shares of
                                      Common Stock.
     Other information:               Mr. Alley is Chairman of the Audit Committee and a
                                      member of the Compensation and Executive Committees of
                                      the Board. He is a director of American Brands, Inc.,
                                      Moorman Manufacturing Company and Rayonier, Inc.

CLIFFORD L. GREENWALT
     Principal occupation:            President and Chief Executive Officer of the Company,
                                      President and Chief Executive Officer of CIPS and
                                      Chairman of the Board of CIPSCO Investment Company.

     Age:                             61
     Served as a director of
       the Company since:             1990

     Served as a director of
       CIPS since:                    1986

     Shares beneficially
       owned at
       February 1, 1994:              9,918 shares of Common Stock.
     Other information:               Mr. Greenwalt is a member of the Executive Committee of
                                      the Board. He is a director of First of America Bank
                                      Corporation, Kalamazoo, Michigan and a director of its
                                      wholly owned subsidiary, First of America
                                      Bank-Springfield, N.A. Mr. Greenwalt has been President
                                      and Chief Executive Officer of the Company since it
                                      became the parent company of CIPS in 1990. Mr. Greenwalt
                                      was senior Vice President-Operations of CIPS from 1980
                                      to August 1989 when he became President.
JOHN L. HEATH
     Principal occupation:            Retired Chairman and President of the Heath Candy Com-
                                      pany, Robinson, Illinois.

     Age:                             58
     Served as a director of
       the Company since:             1990

     Served as a director of
       CIPS since:                    1977

     Shares beneficially
       owned at
       February 1, 1994:              4,000 shares of Common Stock.

     Other information:               Mr. Heath is a member of the Nominating and Audit
                                      Committees of the Board. He served as Chairman of L.S.
                                      Heath & Sons, Inc. from 1971 until 1988 and also as
                                      President and Chief Executive Officer from 1971 until
                                      1982. Mr. Heath is a director of the Biltmore Bank Corp.
                                      and of its wholly owned subsidiary, The Biltmore
                                      Investors Bank of Phoenix, Arizona. He is also a
                                      director of Sun Street Food Corporation of Phoenix,
                                      Arizona.

ROBERT W. JACKSON
     Principal occupation:            Senior Vice President, Chief Financial Officer and
                                      Secretary of the Company, Senior Vice President--Finance
                                      and Secretary of CIPS, and President and Chief Executive
                                      Officer of CIPSCO Investment Company.

     Age:                             63
     Served as a director of
       the Company since:             1990

     Served as director of
       CIPS since:                    1986

     Shares beneficially
       owned at
       February 1, 1994:              6,160 shares of Common Stock.
     Other information:               Mr. Jackson is a director of Firstbank of Illinois Co.
                                      and each of its wholly owned subsidiary banks, including
                                      the First National Bank of Springfield.
GORDON R. LOHMAN
     Principal occupation:            President and Chief Executive Officer of AMSTED
                                      Industries Incorporated (diversified manufacturer of
                                      industrial products), Chicago, Illinois.

     Age:                             59
     Served as a director of
       the Company since:             1990

     Served as a director of
       CIPS since:                    1989

     Shares beneficially
       owned at
       February 1, 1994:              200 shares of Common Stock. In addition, Mr. Lohman's
                                      account in the directors' deferred compensation plan de-
                                      scribed below holds the equivalent of 3,270 shares of
                                      Common Stock.

     Other information:               Mr. Lohman is Chairman of the Compensation Committee and
                                      a member of the Audit Committee of the Board. He became
                                      President of AMSTED Industries Incorporated in 1988 and
                                      Chief Executive Officer in 1990. He was Executive Vice
                                      President of that firm in 1988 and served as Vice
                                      President from 1978 through 1987. He is a director of
                                      American Brands, Inc.

HANNE M. MERRIMAN
     Principal occupation:            Principal in Hanne Merriman Associates (retail business
                                      consultants), Washington, D.C.

     Age:                             52
     Served as a director of
       the Company since:             1990

     Served as a director of
       CIPS since:                    1990

     Shares beneficially
       owned at
       February 1, 1994:              1,401 shares of Common Stock. In addition, Mrs.
                                      Merriman's account in the directors' deferred compen-
                                      sation plan described below holds the equivalent of
                                      2,016 shares of Common Stock.

     Other information:               Mrs. Merriman is a member of the Audit and the
                                      Nominating Committees of the Board. She was President of
                                      Nan Duskin, Inc. from 1991 to 1992. Previously she had
                                      been a retail business consultant from January 1990.
                                      Mrs. Merriman also served as President and Chief
                                      Executive Officer of Honeybee, Inc., a division of
                                      Spiegel, Inc., and President of Garfinckels, a division
                                      of Allied Stores Corporation. Mrs. Merriman is a
                                      director of USAir Group, Inc., State Farm Mutual
                                      Automobile Insurance Co., The Rouse Company and
                                      AnnTaylor Stores Corporation.
DONALD G. RAYMER
     Principal occupation:            Retired President and Chief Executive Officer of CIPS.

     Age:                             69
     Served as a director of
       the Company since:             1990

     Served as a director of
       CIPS since:                    1972

     Shares beneficially
       owned at
       February 1, 1994:              8,034 shares of Common Stock. In addition, Mr. Raymer's
                                      account in the directors' deferred compensation plan de-
                                      scribed below holds the equivalent of 3,019 shares of
                                      Common Stock.

     Other information:               Mr. Raymer is a member of the Executive Committee of the
                                      Board. He is a director of Bank One Springfield. Mr.
                                      Raymer was President and Chief Executive Officer of CIPS
                                      from August 1980 to August 1989.

THOMAS L. SHADE
     Principal occupation:            Retired Chairman of the Board and Chief Executive
                                      Officer of Moorman Manufacturing Company (livestock feed
                                      products), Quincy, Illinois.
     Age:                             63
     Served as a director of
       the Company since:             1991
     Served as a director of
       CIPS since:                    1991
     Shares beneficially
       owned at
       February 1, 1994:              2,333 shares of Common Stock. In addition, Mr. Shade's
                                      account in the directors' deferred compensation plan de-
                                      scribed below holds the equivalent of 1,374 shares of
                                      Common Stock.
     Other information:               Mr. Shade is a member of the Audit and Compensation
                                      Committees of the Board. Mr. Shade served as Chairman of
                                      the Board and Chief Executive Officer of Moorman
                                      Manufacturing Company during 1992 and 1993. He was
                                      President and Chief Executive Officer of that firm from
                                      1984 to 1992. He also is a director of Moorman
                                      Manufacturing Company and Quincy Soybean Company, each
                                      of Quincy, Illinois.
JAMES W. WOGSLAND
     Principal occupation:            Vice Chairman of Caterpillar, Inc. (heavy equipment and
                                      engine manufacturer), Peoria, Illinois.
     Age:                             62
     Served as a director of
       the Company since:             1992
     Served as a director of
       CIPS since:                    1992
     Shares beneficially
       owned at
       February 1, 1994:              1,000 shares of Common Stock. In addition, Mr.
                                      Wogsland's account in the directors' deferred
                                      compensation plan described below holds the equivalent
                                      of 653 shares of Common Stock.

     Other information:               Mr. Wogsland is a member of the Audit and Nominating
                                      Committees of the Board. Mr. Wogsland has been Vice
                                      Chairman of Caterpillar, Inc. since 1990. He was
                                      Executive Vice President of that firm from 1987 until
                                      1990. He is a director of Caterpillar, Inc; First of
                                      America Bank Corporation, Kalamazoo, Michigan and a
                                      director of its wholly owned subsidiary, First of
                                      America Bank--Illinois, N.A., Peoria, Illinois. He is
                                      also a director of Protection Mutual Insurance Company.

EXECUTIVE COMPENSATION

     The Company's principal operating subsidiary is CIPS. Each of the officers of the Company is also an officer of CIPS and did not receive separate compensation from the Company for services as a Company officer. The following table contains information with respect to the compensation paid by CIPS for all services rendered during 1991 through 1993 to the President and the four most highly compensated executive officers of the Company and CIPS.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                              --------------------      ALL OTHER
NAME OF INDIVIDUAL     CAPACITIES IN WHICH SERVED     YEAR     SALARY     BONUS(1)   COMPENSATION(2)
- -------------------  ------------------------------   ----    --------    --------   ---------------
C. L. Greenwalt....  President and Chief Executive    1993    $339,093    $99,902        $ 5,852
                     Officer of the Company;          1992     317,375          0          2,073
                     President and Chief Executive    1991     301,834         --          2,073
                     Officer of CIPS; Chairman of
                     the Board of CIPSCO Investment
                     Company
R. W. Jackson......  Senior Vice President, Chief     1993     224,545     44,699          2,864
                     Financial Officer and            1992     213,426     10,278          1,713
                     Secretary of the Company;        1991     199,109         --          1,893
                     Senior Vice President Finance
                     and Secretary of CIPS;
                     President and Principal
                     Executive Officer of CIPSCO
                     Investment Company
L. A. Dodd.........  Senior Vice President--          1993     194,272     36,009          3,524
                     Operations of CIPS               1992     176,880      8,504          2,073
                                                      1991     161,684         --          2,073
W. R. Morgan.......  Vice President--Division         1993     142,713     21,235          2,700
                     Operations of CIPS               1992     135,758      8,653          2,073
                                                      1991     129,592         --          2,073
G. W. Moorman......  Vice President--Power Supply     1993     134,585     20,047          2,564
                     of CIPS                          1992     124,713      8,421          2,073
                                                      1991     117,509         --          2,073

- ------------
(1) Amounts paid under the Company's Management Incentive Program which began in 1992.

(2) Premiums paid by the Company on behalf of the officers for group term life insurance.

     Substantially all employees of the Company and CIPS (including officers) participate in the CIPS Retirement Income Plan (the "Retirement Plan"), including persons whose remuneration is reported in the foregoing table. Employer contributions to the Retirement Plan are determined actuarially. For purposes of the Retirement Plan, compensation of a participant is base pay, exclusive of bonuses, overtime pay, and other special payments. Compensation for the persons named in the Summary Compensation Table is substantially equivalent to the compensation reported in the Table under "Salary." Retirement Plan benefits depend upon years of service, age at retirement and final average pay. In certain cases, pension benefits under the Retirement Plan (or compensation used to measure such benefits) will be reduced to comply with maximum limitations imposed by the Internal Revenue Code. CIPS maintains an unfunded Excess Benefit Plan to provide for the payment of the difference between the monthly benefit that would have been paid to participants under the Retirement Plan if such limitations were not in effect and the reduced amount payable as a result of such limitations. The credited years of service under the Retirement Plan and the Excess Benefit Plan for the above listed persons as of December 31, 1993 are as follows: Greenwalt, 30 years; Jackson, 14 years; Dodd, 29 years; Morgan, 30 years; and Moorman, 24 years. Assuming retirement at age 65, it is estimated a participant would be eligible for a maximum annual benefit under the Retirement Plan, as supplemented by the Excess Benefit Plan, as follows:

                                                      ANNUAL BENEFIT AFTER SPECIFIED
                                                           YEARS OF SERVICE(1)
            AVERAGE ANNUAL               --------------------------------------------------------
              EARNINGS(2)                   20          25          30          35          40
- --------------------------------------   --------    --------    --------    --------    --------
  $125,000............................   $ 34,059    $ 42,574    $ 51,089    $ 59,603    $ 68,118
   150,000............................     41,559      51,949      62,339      72,728      83,118
   175,000............................     49,059      61,324      73,589      85,853      98,118
   200,000............................     56,559      70,699      84,839      98,978     113,118
   225,000............................     64,059      80,074      96,089     112,103     128,118
   250,000............................     71,559      89,449     107,339     125,228     143,118
   275,000............................     79,059      98,824     118,589     138,353     158,118
   300,000............................     86,559     108,199     129,839     151,478     173,118
   325,000............................     94,059     117,574     141,089     164,603     188,118
   350,000............................    101,559     126,949     152,339     177,728     203,118
   375,000............................    109,059     136,324     163,589     190,853     218,118
   400,000............................    116,559     145,669     174,839     203,978     233,118
   425,000............................    124,059     155,074     186,089     217,103     248,118

- ------------
(1) Annual benefits are on a straight-line annuity basis. Amounts shown have been reduced by the deduction for Social Security benefits and are not subject to any other offset amounts.

(2) "Average Annual Earnings" means the average annual base compensation during the four consecutive years of highest pay during the ten-year period immediately preceding retirement.

     CIPS also maintains an unfunded Special Executive Retirement Plan (the "Executive Plan") for each employee of the Company or CIPS who was hired from outside the Company or CIPS as a senior officer and who is a participant in and qualifies for benefits under the Retirement Plan. For purposes of the Executive Plan, a senior officer includes the president, vice president and such other officers of the Company or CIPS as shall be designated from time to time by the Board of Directors of the Company or CIPS. A participant in the Executive Plan who becomes disabled or retires in accordance with the Executive Plan is eligible to receive benefits under the Executive Plan in an amount equal to the difference between (i) the amounts which would have been payable under the Retirement Plan, as supplemented by the Excess Benefit Plan, if the participant had 35 years of credited service under the Retirement Plan (reduced in accordance with the Executive Plan if the participant terminates employment for any reason prior to age 65) and (ii) the aggregate of the amounts which are paid or payable (a) under the Retirement Plan as supplemented by the Excess Benefit Plan, based upon the number of actual years of credited service under the Retirement Plan, (b) under certain other pension plans as a result of the participant's prior employment and (c) under any employment contract with the Company or CIPS. A qualifying spouse of any participant who dies is eligible to receive a percentage of the benefit provided under the Plan for the participant. At present, Mr. Jackson is a participant under the Executive Plan. His estimated annual benefits under the Retirement Plan, the Excess Benefit Plan and the Executive Plan are as set forth in the table above.

     The individuals named in the Summary Compensation Table and three other executive officers of the Company or CIPS have each entered into an Employment Agreement with the Company, which provides that in the event of a "change in control" of the Company or CIPS, the Company and/or CIPS or another subsidiary of the Company will continue to employ the executive for a period of three years from the date of the change in control, which period will be extended for one-year increments unless notice to the contrary is given as provided in the Employment Agreement (the "Period of Employment"). In the event of the executive's (i) involuntary termination of employment during the Period of Employment except by reason of death, disability, attainment of age 65 or cause (as defined in the Employment Agreement) or (ii) resignation during the Period of Employment for good reason (as defined in the Employment Agreement), the executive will be entitled to payment of severance compensation in an amount equal to the present value of the executive's base pay and incentive pay (determined as provided in the Employment Agreement) that would have accrued if the executive remained employed until the end of the Period of Employment. The executive will also receive continued employee benefits until the end of the Period of Employment, subject to offset for comparable benefits. The severance compensation will be increased by an amount necessary to compensate the executive for any excise tax payable as a result of the payment and any other compensation paid by the Company or any of its affiliates being contingent on a change in control under federal income tax law. A "change in control" occurs, in general, if (i) as a result of a merger, consolidation or sale of assets, less than a majority of the voting power of the Company is held after such event by the persons who were holders of the voting power of the Company prior to such event or less than a majority of the voting power of CIPS is held after such event by the Company or by the holders of the voting power of the Company prior to such event, (ii) any person (or group) acquires beneficial ownership of 20 percent or more of the voting power of the Company or CIPS or (iii) within any two-year period a majority of the members of the Board of Directors of the Company or CIPS ceases to be members (other than changes in members approved by at least two-thirds of the continuing directors).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     OVERVIEW. The Compensation Committee of the Board of Directors of the Company (the "Committee") is charged with overall oversight and review of the performance and compensation of the executive officers of the Company. The Committee is responsible for assuring that executive compensation and benefit plans are implemented and are consistent with the Company's shareholder interests, corporate goals and compensation philosophy.

     The Company's executive officer compensation program supports these goals and objectives. It is designed to attract, retain, motivate and reward top quality and experienced officers to achieve the Company's business objectives. It links executive compensation with corporate performance by providing the opportunity to earn superior compensation during periods of superior results, but also limiting compensation during periods with lesser results.

     The executive officer compensation program consists of a base salary and an annual incentive. The base salary is determined by a combination of the individual's performance relative to specific job responsibilities and market comparisons of salaries for similar jobs in the utility industry. Particular emphasis is placed on salary data provided by the Edison Electric Institute ("EEI") survey of electric and combination electric and natural gas utilities. This group of utilities is essentially the same group that makes up the utility peer group whose performance is shown on the Performance Graph below. The philosophy is to pay base salaries and provide for incentive compensation that are comparable to the medians of such amounts for the subgroup of utilities included in the EEI survey that are of comparable size to the Company (based on revenues). Salaries for the officers listed in the Summary Compensation Table were increased in 1993 to track competitive base salaries being paid by the utility industry and to reflect performance, which is determined subjectively by the Committee based on individual evaluations. Incentive compensation was earned based on achievement of the objectives of the annual management incentive program (described below).

     THE MANAGEMENT INCENTIVE PLAN. The Management Incentive Plan ("MIP"), an annual incentive program instituted in 1992, strongly supports the Company's primary goal of achieving superior returns on shareholders' investments. The MIP is intended to provide additional compensation to the executive officers, named in the Summary Compensation Table above, along with five other officers and 22 other employees of the Company and its subsidiaries. It is the Committee's responsibility to administer the MIP and in so doing (1) set the overall corporate financial performance goal and unit or individual objectives, (2) determine the participants to be included in the MIP, and (3) determine the amount of each participant's incentive pay to be based on attainment of the overall corporate goal and the amount to be based on achievement of his or her unit or individual objectives.

     The overall corporate goal is based on attainment of targeted return on Common Stock equity of the Company. The Committee has determined that return on equity is the measure of corporate performance that most directly measures management's performance. Individual unit objectives relate to customer service, revenue growth, cost control and other strategic initiatives. The MIP provides for threshold, target and maximum levels of awards based on performance against the predetermined targets. Achievement of threshold performance earns approximately one-half of the target award while maximum performance earns approximately 1.5 times the target award. As currently administered, total incentive pay varies, depending on the participant's position within the organization, from a minimum of 7% of base salary for some participants, assuming threshold corporate and unit goals are achieved, to a maximum of 40% of base salary for the President and Chief Executive Officer assuming maximum performance is achieved. A participant may receive the portion of his or her incentive pay tied to unit or individual objectives even though the Company has not attained the overall corporate goal, with the exception of the President and Chief Executive Officer, whose incentive pay is tied solely to the overall corporate goal of return on equity. For other executive officers, individual unit awards are weighted, according to the participant's position, to produce awards from 20% to 35% of the total award with corporate performance goals weighted to make up the remaining 80% to 65%. However, for any incentive pay to be earned by any participant, overall earnings of the Company, on a per share basis, must equal or exceed the annualized Common Stock dividend rate then in effect. Accordingly, shareholders will realize an appropriate return on their investment prior to the payment of any incentive compensation.

     The targeted corporate goal of return on common equity was exceeded in 1993 resulting in MIP participants, including the officers named in the Summary Compensation Table, earning various amounts of incentive compensation, based on the formulas previously described. In addition, the Committee determined that incentive compensation was earned by participants in 1993 for achievement of individual and unit goals, in accordance with the MIP provisions. The Committee, in accordance with plan provisions, authorized an adjustment in 1993 to allow an individual to earn one-half of his or her unit goal threshold level award if such goal was not achieved due to extraordinary circumstances beyond the control of the individual participant. None of the other predetermined requirements for earning awards was modified. Incentive awards are payable in cash as soon as feasible following the close of the year after determination by the Committee of the level of attainment of the goals. Benefits earned in 1993 are reflected in the "Bonus" column of the Summary Compensation Table above.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Committee is responsible for reviewing the Chief Executive Officer's performance and adjusting his base salary accordingly. In addition, the Committee adjusts base salary to reflect changes in the prevailing competitive market levels for Chief Executive Officers in other comparably-sized utilities, as described above. The Committee increased Mr. Greenwalt's salary in 1993 from $317,375 to $339,093 in recognition of his strong performance in completing the responsibilities of his position, his tenure as Chief Executive Officer, and increased compensation levels in the utility industry.

     Incentive compensation for the Chief Executive Officer was determined in accordance with the provisions and formulas of the MIP. Accordingly, Mr. Greenwalt's incentive compensation is based solely on the Company's performance as measured by the overall corporate goal of return on equity. He earned $99,902 under the MIP in 1993 because the Company's return on common equity exceeded the predetermined target goal as established in the MIP.

     The members of the Committee are indicated below. No member of the Compensation Committee is a current or former officer of the Company or CIPSCO.

                             G. R. Lohman, Chairman
                             W. J. Alley
                             T. L. Shade

PERFORMANCE GRAPH

     The following graph is a comparison of the Company's Common Stock performance compared to the Standard & Poors' 500 index and an industry peer group as reported by the Edison Electric Institute. Comparison is also made to the Dow Jones Utility Average. The graph assumes $100 invested at December 31, 1988, and all dividends paid during the period reinvested in additional Company Common Stock. The EEI peer group is made up of 100 investor-owned electric and combination electric and natural gas utilities. The returns have been weighted to reflect the different market capitalization of each utility in the group. As described in the Compensation Committee report, incentive compensation is based on return on the Company's common equity rather than total return, as shown on the graph, because the Compensation Committee believes it is a more direct measure of management's performance.



              1989          1990          1991          1992          1993

CIPSCO        $111          $115          $159          $185          $200

S & P 500      132           128           166           179           197

EEI 100        130           132           169           182           203

DJ UTIL        136           129           149           155           170

Incorporates returns of CIPS prior to 10/1/90



DIRECTORS' COMPENSATION

     No annual retainer or fees are paid to any director who is an officer of the Company or CIPS or any other subsidiary of the Company. During 1993, other members of the Board of the Company received an annual retainer of $13,000 for serving on the Board of the Company. The Company pays no additional fees for attendance at Board meetings or for service on committees.

     The annual retainer paid to each director by the Company is reduced by an amount equal to the aggregate amount paid to such director by each subsidiary of the Company as an annual retainer for services as a director of such subsidiary. Non-employee directors of CIPS received an annual retainer of $10,000, and a fee of $750 for each CIPS Board meeting or committee meeting attended. All directors are on the Board of the Company and CIPS. Consequently, the aggregate annual retainer for service on both Boards for 1993 was $13,000. The Chairman of the CIPS Executive

Committee received an additional annual fee of $2,500 and the Chairman of the CIPS Audit Committee and the Chairman of the CIPS Compensation Committee each received an additional annual fee of $2,000. Directors were also reimbursed for their reasonable travel and out-of-pocket expenses for each Company Board or Committee meeting attended.

     The Company and CIPS each maintain an unfunded deferred compensation plan under which directors may elect to defer directors' retainers and fees paid by that company. For each director who elects to participate in a plan, the amount of his or her directors' retainers and fees is accrued in an unfunded account in the name of the director. Such amount is adjusted in value by an amount equivalent to the amount which would be available if the director's compensation were invested in the Company's Common Stock and dividends on such stock were reinvested. The aggregate value of each participant's accounts in the plans at February 1, 1994 (based on deferred director's fees paid by the Company and CIPS) was equivalent to investments in Company Common Stock as follows: Mr. Alley, 3,792 shares; Mr. Lohman, 3,270 shares; Mrs. Merriman, 2,016 shares; Mr. Raymer, 3,019 shares; Mr. Shade, 1,374 shares; and Mr. Wogsland, 653 shares. Amounts accrued in a director's account will be paid in cash upon his or her retirement as a director either in a single payment or over a period not to exceed 20 calendar quarters, with interest. Because officers of the Company or CIPS receive no compensation for services as directors, any director who is an officer is not eligible to participate in the plans.

     The Company has established a Director Retirement Plan for directors of the Company and its affiliates, including CIPS, who are not or have never been officers of the Company or any affiliate, including CIPS. Each director who has completed five years of service on the Board of the Company or any of its affiliates is eligible for monthly retirement payments for a period of the lesser of 10 years or the number of full years the director served on any of the Boards. The annual retirement benefit for a director of the Company is equal to the annual retainer in effect for the Company's directors (without reduction for director's fees paid by affiliates of the Company) at the time the director ceases to serve as a director. The annual retirement benefit for a director who is not a member of the Board of the Company is equal to the annual retainer in effect at the time the director ceases to serve as a director for each of the Boards of which the director was a member but not to exceed the amount of retainer for the Company's directors. Such annual retirement payment is reduced a proportional amount for retiring directors younger than age 72.

MEETINGS AND COMMITTEES OF THE BOARD

     During 1993, the Board of Directors held six meetings. The Board of Directors of the Company and the Board of Directors of CIPS have each established an Executive Committee, an Audit Committee, a Nominating Committee and a Compensation Committee. Committee members are appointed by a majority of directors at the Board of Directors meeting following the annual meeting of shareholders. Committee members are the same for the Company's committees and CIPS committees.

     Mr. Eckley, Mr. Alley, Mr. Greenwalt and Mr. Raymer are the members of the Executive Committee. The Company's Executive Committee held one meeting and the CIPS Executive Committee held eight meetings in 1993. The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company, except in respect of certain matters or action as provided by Illinois law.

     Mr. Alley, Mr. Heath, Mr. Lohman, Mrs. Merriman, Mr. Shade and Mr. Wogsland are the members of the Audit Committee. The Company's Audit Committee and the CIPS Audit Committee each held three meetings in 1993. The Audit Committee engages an independent public accountant for the Company, subject to the approval of the Board and the Company's shareholders; discusses with the independent public accountant the scope and results of its audit and the adequacy of the

Company's accounting, financial and operating controls; approves the performance of non-audit professional services by the independent public accountant; and discusses with management and the independent public accountant the Company's accounting principles, policies and practices and its reporting policies and practices.

     Mr. Eckley, Mr. Heath, Mrs. Merriman and Mr. Wogsland are the members of the Nominating Committee. The Company's Nominating Committee and the CIPS Nominating Committee each held one meeting in 1993. The Nominating Committee seeks out and recommends to the Board qualified candidates for election to the Board; reviews the performance of Board members and, based upon such review, makes recommendations to the Board as to which Board members should stand for re-election. In making recommendations of nominees for election to the Board, the Nominating Committee will consider persons recommended by shareholders. Any shareholder wishing to make such a recommendation should write to the President of the Company who will forward all such recommendations to the Nominating Committee.

     Mr. Lohman, Mr. Alley, and Mr. Shade are the members of the Compensation Committee. The Company's Compensation Committee held one meeting and the CIPS Compensation Committee held three meetings in 1993. The Compensation Committee establishes the compensation to be paid officers of the Company (other than assistant officers); reviews directors' fees and fees paid to directors for membership on the various committees of the Board; reports to the Board as to appropriate levels of compensation for such officers and recommends to the Board directors' fees and fees for membership on such committees. No member of the Compensation Committee is a current or former officer of the Company or CIPS.

     During 1993, each director attended 100 percent of the total of the meetings of the Company's and CIPS Board and of committees of each company's Board of which he or she was a member.

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to the approval of the shareholders of the Company, the Board of Directors has appointed the firm of Arthur Andersen & Co. as independent public accountants to examine the annual financial statements of the Company for 1994. The firm has served as the Company's independent public accountants since 1990 and as the independent public accountants for CIPS for many years. A representative of Arthur Andersen & Co. will be present at the annual meeting to make a statement if he or she so desires, and to respond to questions.

     The following resolution concerning the appointment of independent public accountants will be offered at the meeting:

     "RESOLVED, that the appointment by the Company's Board of Directors of Arthur Andersen & Co. to examine the annual financial statements of the Company and its subsidiaries for 1994 is hereby approved."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL.

                             SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL NO. 1

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING SHAREHOLDER PROPOSAL. Murray Katz and Beatrice M. Katz, 11435 Monterrey Drive, Silver Spring, Maryland 20902, owners of 433 shares of the Company's Common Stock, advised the Company that they intend to submit the following proposal for action at the annual meeting.

     "RESOLVED: That the shareholders of CIPSCO Inc. recommend that the Board of Directors institute a salary and compensation ceiling such that as to future employment contracts, no senior executive or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States," that is, no more than $400,000."

     Reasons: There is a general consensus that corporate officials are grossly overpaid and that this is promulgated by the hands-off policy of Boards of Directors. The recommended ceiling is sufficient to motivate any person to do his best. There is no corporation which exceeds the size and complexity of the United States government of which the President is the chief executive officer. Even government agencies exceed the size, as measured by personnel and budget, of private corporations. The President of the United States receives a salary of $200,000; even agency heads and members of Congress are paid only somewhat more than $100,000.

     The duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job). While the President has many valuable compensations which may exceed those of company executives, we use the salary of the President only as a reference point for shareholders to consider as they evaluate this resolution.

     Officers of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. The Board of Directors, a closed group which perpetuates itself, determines who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. They should not give the appearance that they run the corporations for their benefit and only incidentally for the benefit of shareholders. They should not unnecessarily drain away millions of dollars in salary, stock options and other compensation. When the recommended ceiling is exceeded, it may be an expression of greed and abuse of power.

     At times, there is no direct correlation between the profitability of a corporation and the compensation to officers. In many corporations, compensation increases even as profits fall. High compensation need not serve as an incentive for a better run or more profitable corporation. Many qualified people would gladly step in and do as good a job as the incumbent officers of the Corporation and would have no hesitation serving under the aforementioned ceiling on compensation.

     Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

     Last year a similar proposal received the vote of 31.4% of the stockholders voting on the issue.

     "If you AGREE, please mark your proxy FOR this resolution."

DIRECTORS' RECOMMENDATION.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PRECEDING SHAREHOLDER PROPOSAL. You may vote AGAINST by merely signing the enclosed proxy card and returning it. You may also vote AGAINST by marking the box indicating that all your shares are voted as recommended by the Board of Directors or by marking the AGAINST box under Item 3 -- Shareholder Proposal No. 1 on the proxy card.

     The Board of Directors recommends a vote AGAINST for the following reasons:

     The proponent's stated "reasons" for the proposal are replete with generalities which simply do not apply to your Company. These generalities in effect make accusations about Company management and the Board which the Board believes are absolutely false. Unfortunately, under the rules of the Securities and Exchange Commission, the Company is compelled to print the proponent's "reasons" verbatim, regardless of whether they apply or whether they are logically or properly formulated.

     The Board has maintained a fair and balanced approach to executive compensation which reflects the conservative nature of the industry. In addition, the Board believes executive compensation should be linked to corporate performance and shareholders' interests rather than an arbitrary, unrelated standard.

     Executive compensation at CIPSCO is below the median for executives at comparable companies. Unlike other companies, CIPSCO has no stock option plans or excessive benefit packages which could result in significant gains to executives. The modest percentage increases in the Company's executive compensation over the last decade have been significantly less than percentage increases in shareholders' returns over the same period.

     As is clear from the Summary Compensation Table and the Compensation Committee Report presented above, the Company's Management Incentive Plan is directly linked to shareholder's return on equity. This linkage is much more effective than an arbitrary limit in assuring that shareholder interests are paramount.

     Putting arbitrary limitations on compensation, as suggested by the proposal, would not be in the best interests of the shareholders as the Company faces an increasingly competitive environment. It is critical that the Company continue to attract, retain and motivate executives with the expertise to deal with a large, complex company in a rapidly changing industry such as ours. If limitations, such as those proposed, were to be placed on the Company, it would remove the flexibility needed to properly motivate executive management or compete for executive talent, particularly because other companies would not be so limited.

     The proposal's comparison to salaries for government service is misplaced, inappropriate and irrelevant. The government does not operate on a profit motive and does not use compensation to attract and motivate qualified office holders and employees. A desire for public service and other considerations motivate candidates for elective office, not compensation. Further, certain elected officials, especially the President of the United States, enjoy perquisites having a value far in excess of their salary. The true "compensation package" for these officials greatly exceeds the "pay ceiling" suggested by the proposal.

     In summary, the Board believes adoption of the limitations urged by the proposal would be detrimental to the Company and its shareholders.

     For all of the above reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless a contrary choice is specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL NO. 1.

SHAREHOLDER PROPOSAL NO. 2

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL. George Hausmann and Ruby M. Hausmann, 135 E. Randolph, Vandalia, Illinois 62471, owners of 1000 shares of the Company's Common Stock, advised the Company that they intend to submit the following proposal for action at the annual meeting.

     RESOLVED: That the Shareholders of CIPSCO, Inc. recommend that the Board of Directors take the necessary steps to insure that any increase in salary and/or compensation in future employment contracts for senior executives and directors be no greater percentage-wise than the increase in dividends paid to the Stockholders.

     In the event that there should be a decrease of dividends paid to Stockholders there will be a corresponding decrease percentage-wise in salary and/or compensation paid to senior executives and directors; this decrease shall be limited to no more than 10% per year.

     Reasoning: Salary and compensation should at no time be independent of the change in the dividends paid to the Shareholders who are the true owners of CIPSCO, Inc.

     At no time should the senior executives and directors be permitted salary and compensation increases above the percentage granted to the owners of CIPSCO.

     If you AGREE with the above reasoning please mark your proxy FOR the resolution.

DIRECTORS' RECOMMENDATION.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PRECEDING SHAREHOLDER PROPOSAL. You may vote AGAINST by merely signing the enclosed proxy card and returning it. You may also vote AGAINST by marking the box indicating that all your shares are voted as recommended by the Board of Directors or by marking the AGAINST box under Item 4 -- Shareholder Proposal No. 2 on the proxy card.

     The Board of Directors recommends a vote AGAINST for the following reasons:

     The Board believes a balanced executive compensation program should have a portion of the executive's pay linked to corporate performance. The existing Management Incentive Plan, instituted by the Board of Directors, was carefully developed and implemented to achieve this objective in a fair and balanced manner. Although the proponent is attempting to link pay to performance, the use of only dividend increases as the linking factor would not ensure that executive compensation is properly tied to shareholder benefits and shareholder interests. The long term achievement of increased shareholder value requires more than merely raising dividends. The proposal's ill-conceived design would not necessarily result in the intended benefits to shareholders and could make management less accountable for performance.

     The Company's Management Incentive Plan, described in the Compensation Committee Report presented above, directly links compensation to shareholders' return on equity. Return on equity is a more complete measure of the success of the Company than any other factor, including dividend increases. Shareholders benefit from improved performance, as measured by increasing return on equity, through market appreciation and dividends. Under the proponent's plan, dividends might be increased even if an increase were not prudent or could not be sustained given the Company's financial outlook. Such dividend increases would be at the expense of the market value of the stock and the long term viability of the Company.

     The proponent's resolution, if adopted, would not provide the Board with the necessary flexibility to provide performance incentives to management, especially in difficult times. The Company could not take into account important contributions of executives -- no matter how significant. All matters other than dividends would be irrelevant. Such a restriction on flexibility of designing compensation plans would make it difficult, if not impossible, for the Company to compete for executive talent, particularly in a market where other companies have no such restriction.

     For all of these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless a contrary choice is specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL NO. 2.

SHAREHOLDER PROPOSAL NO. 3

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL. Robert K. Pachesa, 424 W. Mechanic, Hillsboro, Illinois 62049, beneficial owner of 520 shares of the Company's Common Stock, has advised the Company that he intends to submit the following proposal for action at the annual meeting.

     BE IT RESOLVED: That the shareholders of CIPSCO, Inc. ("Company") request that the Board of Directors in the future refrain from entering into agreements providing executive compensation contingent on a change in control of the Company unless such agreements or arrangements are specifically submitted to the shareholders for approval.

     Supporting Statement. The Company has contingency employment agreements with nine senior executives, including Messrs. Greenwalt, Jackson, Dodd, Morgan and Moorman, which provide compensation contingent upon a change in control of the Company. The agreements provide that if an officer's employment is involuntarily terminated or he resigns for good reason after a change of control of the Company, that executive will be entitled to payment of severance compensation in an amount equal to the present value of the executive's base pay and incentive pay for at least a three year period. Continuation of employee benefits is also an integral part of these executive packages. As described on pages 9-11 of the Company's 1993 Proxy Statement, these so-called "golden parachutes" can amount to hundreds of thousands of dollars in guaranteed compensation for the affected executives. These employment agreements with the "golden parachute" provisions were adopted without consideration by the Company's shareholders. Golden parachutes, as defined in this proposal, are payments contingent on change in control.

     Lucrative severance pay to corporate executives triggered by a change in control of the corporation, commonly referred to as "golden parachutes," is a controversial matter. Golden parachutes, in our opinion, introduce an inappropriate element of personal consideration for managers that potentially conflicts with their fiduciary responsibility to shareholders. We believe this may cause managers to operate in a manner which fails to maximize value for shareholders in the event of a potential takeover. Such a situation, we believe, is fundamentally unfair to shareholders, the ultimate owners of the Company. Moreover, it is our opinion that special compensation arrangements for a favored few executives undoubtedly has a corrosive impact on the morale and attitude of the remainder of employees who do not share such privileged status. Shareholders, as owners concerned with the long-term productive and financial performance of the Company, should be concerned with this type of disparity.

     A 1990 study by the United Shareholders Association also provides justification for the submission of golden parachute arrangements to shareholders for consideration. The study of 1,000 major U.S. corporations found that the average annualized two-year return was 20 percent higher for the 559 companies without such plans for management.

     We believe that the issue of whether the Company should, in the future, provide management with golden parachutes is of such critical importance that shareholders should make this decision. We believe shareholder approval is one of the best ways available to address potential conflicts of interest that may arise between the board and top executives on the one hand, and shareholders on the other hand, when a change of control is threatened.

     Accordingly, we urge your approval of this Proposal.

DIRECTORS' RECOMMENDATION.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PRECEDING SHAREHOLDER PROPOSAL. You may vote AGAINST by merely signing the enclosed proxy card and returning it. You may also vote AGAINST by marking the box indicating that all your shares are voted as recommended by the Board of Directors or by marking the AGAINST box under Item 5 -- Shareholder Proposal No. 3 on the proxy card.

     The Board of Directors recommends a vote AGAINST for the following reasons:

     The Company's Board of Directors believe that employee compensation arrangements which provide reasonable contingent benefits upon a change in control serve the best interests of shareholders, and are an important and entirely appropriate element of a sound compensation program. Requiring shareholder approval of such agreements gives shareholders no additional benefits and can significantly increase the Company's costs and decrease its flexibility.

     The agreements in place with the Company (which are described on page 10 of this proxy statement) are intended to minimize, rather than create, a conflict of interest executives might be deemed to have in the event a tender offer or other takeover bid were made for the Company. These agreements, by providing financial security for possible job loss following a takeover, help management to assess a takeover bid objectively and to advise the Board whether the bid is in the best interests of the Company and its shareholders without fear of personal financial loss. Furthermore, since it can be a long period from the time a change in control is proposed until it is completed, the Company could be at a disadvantage if it were to lose key employees during that time. The existing employment agreements are an incentive for key managers to protect shareholder interests and to remain with the Company during a contest for control and following a takeover.

     It is important to note that under the Company agreements, no benefit is paid unless (1) a change in control occurs and (2) thereafter the executive is discharged from employment or, under limited circumstances, resigns. Also, it is not the executive, but the acquirer which then controls the Company that determines through its actions if a payment will be triggered under the agreement. The employment agreements are not designed to "reward" executives with benefits and will not result in "lucrative severance pay."

     The Board believes that change-in-control agreements are an important and necessary benefit that enables the Company to compete for and retain the best management personnel. Termination agreements of this type have no current cost to the Company or the shareholders and are similar to other such agreements which exist at a majority of companies in our industry. These agreements will NOT prevent a business combination that would increase shareholder value.

     In those circumstances when the Board believes employment agreements with change-in-control payment features would be in the best interests of the Company and its shareholders, the Board needs the flexibility to quickly and efficiently provide such agreements to executives. This flexibility would be severely hampered by the need to submit such agreements to shareholders for approval. Under the proposal, unless the Company were to incur the significant expense of a special meeting of shareholders, such employment agreements could only be entered into once a year after approval at the annual meeting of shareholders or subject to a general pre-approval which might not be sufficient for all needs. In today's increasingly competitive business climate, no company can afford to wait one year to institute needed and desirable changes. Further, approval of such agreements by shareholders does not add any benefits for shareholders that are not already obtained when the Board, in its discretion, authorizes fair and necessary change-in-control agreements.

     A 1993 study by the United Shareholders Association, the organization referred to by the proponent, quantified various shareholder rights provisions, including change-in-control provisions. According to this study, the Company ranks in the top 1% in protection of shareholder rights among the 1,000 corporations included in the study.

     For all of these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless a contrary choice is specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL NO. 3.

                                 OTHER MATTERS

     At the date hereof, the Board of Directors of the Company knows of no business to come before the meeting other than those matters described above. However, should any such business properly come before the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          CIPSCO Incorporated

                                          By Order of the Board of Directors,

                                                          [SIG]

                                                      R. W. Jackson
                                           Senior Vice President and Secretary

                          Graphic Material Appendix

The performance graph required by Item 402(1) of Regulation
S-K is on page 13 of this filing. The paper copy has a line graph with four differentiated lines showing the returns given in the data presented on page 13. A paper copy of the graph has been submitted supplementally to the Branch Chief pursuant to Regulation S-T, Item 304 (d) (2).

          SOLICITED BY THE BOARD OF DIRECTORS OF CIPSCO INCORPORATED

The undersigned appoints, and directs the agents of the Plans identified on the reverse hereof to appoint C. L. Greenwalt and R. W. Jackson, and each of them as attorneys and proxies with power of substitution, to vote as indicated hereon all shares of Company common stock held of record by and for the account of the undersigned in the Plans on the record date and, in their discretion, to vote on all other matters which may properly come before the 1994 Annual Meeting of Shareholders of CIPSCO Incorporated and at all adjourned sessions thereof, all as set forth in the Notice and Proxy Statement relating to the meeting.


                                                    If joint account, each
                                                    joint owner should sign,
                                                    State title when signing
                                                    as executor, administrator,
                                                    trustee, guardian, etc.

                                                    DO NOT FOLD

                                                    DATED ___________________

MARK "X" HERE TO VOTE WITH DIRECTORS' RECOMMENDATIONS: /  /

All shares will be voted in accordance              SIGNED ____________________
with the Board of Directors'
recommendations, if you mark the box                 __________________________
above (any contrary marking on the reverse side will be disregarded) or leave all boxes unmarked. If you wish to vote other than with the Directors' recommendations, specify your choices by marking the appropriate boxes on the reverse side.

If you have marked the box on the reverse side of this card, you should NOT complete the sections below. The votes represented by this proxy, if properly executed, will be voted as indicated by you. If you sign and return the proxy unmarked or mark the box on the reverse, such votes will be voted "FOR" the election of directors and approval of the appointment of auditors, and "AGAINST" Shareholder Proposals 1, 2 and 3. No proposal is related to or conditioned on any other proposal.



DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.                             DIRECTORS RECOMMEND A VOTE "AGAINST" ITEMS 3, 4, AND 5.

                                                                                                            FOR    AGAINST   ABSTAIN
1.  Election of Directors   FOR    /  /        Withhold Authority  /  /     3.  Shareholder Proposal #1    /  /    /  /      /  /
                            All nominees       to vote for all nominees
                            listed below                                    4.  Shareholder Proposal #2   /  /    /  /      /  /
                            (except as marked
                            to the contrary)                                5.  Shareholder Proposal #3  /  /    /  /      /  /

W. J. Alley         T. L. Shade
R. W. Jackson       J. L. Heath
D. G. Raymer        H. M. Merriman
C. L. Greenwalt     J. W. Wogsland
G. R. Lohman

To withold authority to vote for any individual                             If you choose not to mark the box on the reverse side,
nominee, strike a line through the nominee's                                mark your votes on this side with an /X/.  Then DATE
name in the list above.                                                     PROXY AND SIGN ON REVERSE side exactly as name(s)
                                                                            printed and return signed proxy in enclosed envelope.

                                                                            Participants in (i) the Company's Automatic Dividend
2.  Approval of the appointment of             FOR   AGAINST   ABSTAIN      Reinvestment and Stock Purchase Plan and (ii) Central
    Arthur Andersen & Co. as                  /  /    /  /      /  /        Illinois Public Service Company's Employee Stock
    independent public                                                      Ownership Plan or any of its Employee Savings Plans,
    accountants for 1994.                                                   direct Illinois Stock Transfer Company and Boston
                                                                            Safe Deposit and Trust Company, respectively, as
                                                                            agent, to vote as indicated on the reverse hereof.







                        (To be signed on reverse side)